ADDENDUM I TO SCHEDULE I
CERTIFICATE OF AUTHORIZED PERSONS

(The Fund - Oral and Written Instructions)

The undersigned hereby certifies that he/she is the duly elected and acting _________of NORTHERN LIGHTS FUND TRUST, on behalf of The Rational Investor® Fund (the “Fund”), and further certifies that the following officers or employees of the Fund have been duly authorized in conformity with the Fund’s Declaration of Trust and By-Laws to deliver Certificates and Oral Instructions to The Bank of New York (“Custodian”) pursuant to the Custody Agreement between the Fund and Custodian dated _________,  and that the signatures appearing opposite their names are true and correct:

Name	Title	Signature
Name	Title	Signature
Name	Title	Signature
Name	Title	Signature
Name	Title	Signature
Name	Title	Signature
Name	Title	Signature
Name	Title	Signature

This certificate supersedes any certificate of Authorized Persons you may currently have on file.

[seal]

By:

Title:

Date:

ADDENDUM I TO SCHEDULE II

SERIES

THE RATIONAL INVESTOR® FUND

___ basis points or _____% on first $___ million of net assets

___ basis points or _____% on net assets greater than $___ million

$__ on DTC Trades

$__ on checks and wires

Additional charges for foreign trades to be detailed in agreement

Out of pocket expenses for all services are not included.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Custody Agreement dated ___________, 2005, this __ day of ____________, 2005.

NORTHERN LIGHTS FUND TRUST

    BANK OF NEW YORK

       By:______________________________        By:____________________________

Michael J. Wagner, President

ADDENDUM I FUND

(THE RATIONAL INVESTOR® FUND)

       By:______________________________